EXHIBIT 5.1

April 18, 2005
The Shaw Group, Inc.
4171 Essen Lane
Baton Rouge, LA 70809

Ladies and Gentlemen:

      We acted as counsel for The Shaw Group, Inc., a Louisiana corporation (the “Company”), in connection with the preparation of the prospectus dated March 3, 2004 and the prospectus supplement dated April 12, 2005 (the “Prospectus Supplement”) with respect to the Registration Statement on Form S-3 (Registration No. 333-112965) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and sale of 12,850,000 shares of the Company’s common stock, no par value (the “Shares”) (plus up to an additional 1,927,500 shares that may be sold pursuant to the underwriters’ over-allotment option). The Shares are being offered, issued and sold in an underwritten public offering pursuant to an underwriting agreement and a pricing agreement (collectively, the “Underwriting Agreement”) between the Company and the underwriters of such offering.

      In our capacity as your counsel for the matter referred to above, we have examined or are familiar with the certificate of incorporation and bylaws of the Company, each as amended to date, and have examined the originals, or copies certified or otherwise identified, of the Underwriting Agreement and corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of representatives of the Company, and other instruments and documents, as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates. In making our examination, we have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as certified or photostatic copies conform to the original copies of such documents.

      On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Shares, when issued and delivered against payment therefor as provided in the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas	First City Tower, 1001 Fannin Street, Suite 2300, Houston, Texas 77002-6760
Dubai Houston London Moscow New York Tokyo Washington	Tel 713.758.2222 Fax 713.758.2346 www.velaw.com

The Shaw Group, Inc. April 18, 2005 Page 2

      The foregoing opinions are limited to the laws of the State of New York and the federal laws of the United States of America and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

      In rendering the foregoing opinions, we have relied on the opinion of Kantrow, Spaht, Weaver and Blitzer (A Professional Law Corporation) for matters involving Louisiana law.

      We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company and to the incorporation by reference of this opinion into the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.